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SPATIALIZER AUDIO LABORATORIES, INC.

EXHIBIT 11.1 COMPUTATION OF LOSS PER COMMON SHARE


                                                        THREE MONTHS  THREE MONTHS  SIX MONTHS     SIX MONTHS
                                                           Ended         Ended         Ended          Ended
                                                          JUNE 30,      JUNE 30,      JUNE 30,       JUNE 30,
                                                            1997          1996          1997           1996
                                                         ----------    ----------     ---------     ----------
PRIMARY EARNINGS PER COMMON SHARE:

Weighted Average Common Shares                           20,806,429    18,067,477     20,202,341      17,816,232

Weighted Average Escrowed Performance Shares(1)                        (5,776,700)                    (5,776,700)
                                                         ----------    ----------     ----------      ----------

Adjusted Weighted Average Common Shares                  20,806,429    12,290,777     20,202,341      12,039,532
                                                         ==========    ==========     ==========      ==========

Net Loss for Period                                      (1,171,005)   (1,774,506)    (2,197,842)     (2,528,900)
                                                         ==========    ==========     ==========      ==========

Primary Loss Per Share                                        (0.06)        (0.14)         (0.11)          (0.21)
                                                         ==========    ==========     ==========      ==========



FULLY DILUTED EARNINGS PER COMMON SHARE:

Adjusted Weighted Average Common Shares                  20,806,429    12,290,777     20,202,341      12,039,532

Weighted Average Escrowed Performance Shares(1)                   0     5,776,700              0       5,776,700

Shares to be issued on Option Exercise(2)                 1,298,506       768,696      1,393,388         769,696

Shares to be issued on Warrant Exercise(2)                    1,714        83,628        156,236          83,629
                                                         ----------    ----------     ----------      ----------

Fully Diluted Weighted Average Common Shares             22,106,649    18,920,802     21,751,965      18,669,557
                                                         ==========    ==========     ==========      ==========

Net Loss for Period (from above)                         (1,171,005)   (1,774,508)    (2,197,842)     (2,528,900)
                                                         ==========    ==========     ==========      ==========

Fully Diluted Loss Per Share                                  (0.05)        (0.09)         (0.10)          (0.14)
                                                         ==========    ==========     ==========      ==========



            (1) Escrowed performance shares were excluded from the determination of primary loss per share until conditions for release were met on December 30, 1996 at which time they were released.

            (2) Outstanding options and warrants to purchase common shares have not been included in the calculation of primary loss per share as the effect of including such securities would be antidilutive. For purposes of computing the fully diluted loss per share, the treasury stock method has been used and the shares have been treated as outstanding for the entire period.